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                                  EXHIBIT 23.3



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Forefront Venture Partners, L. P.
Santa Clara, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Avant! Corporation of our report dated February 9, 2001, except for Note 4, as to which the date is March 30, 2001, relating to the financial statements of Forefront Venture Partners, L. P. as of December 31, 2000, and the related statements of operations and changes in partners' capital for the years ended December 31, 2000 and 1999, appearing in Avant! Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on April 1, 2002.



/s/ BDO Seidman, LLP
-------------------------
BDO Seidman, LLP
San Jose, California
May 17, 2002